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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (Amendment No. 1)

                    Developers Diversified Realty Corporation
                    -----------------------------------------
                                (Name of Issuer)

                                  Common Shares
                                  -------------
                         (Title of Class of Securities)

                                    251591103
                                    ---------
                                 (CUSIP Number)

                                 Not applicable
                                 --------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ]    Rule 13d-1(b)
             [X]    Rule 13d-1(c)
             [ ]    Rule 13d-1(d)


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CUSIP No. 251591103                 13G                            Page 2 of 7

--------------------------------------------------------------------------------
1.             NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Bert L. Wolstein

--------------------------------------------------------------------------------
2.             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [X]
                                                                       (b) [ ]

--------------------------------------------------------------------------------
3.             SEC USE ONLY


--------------------------------------------------------------------------------
4.             CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
--------------------------------------------------------------------------------
                    5.       SOLE VOTING POWER
                             -0-

                    ------------------------------------------------------------
Number of shares    6.       SHARED VOTING POWER
  beneficially               5,377,790
 owned by each
reporting person    ------------------------------------------------------------
      with          7.       SOLE DISPOSITIVE POWER
                             -0-

                    ------------------------------------------------------------
                    8.       SHARED DISPOSITIVE POWER
                             5,377,790

--------------------------------------------------------------------------------
9.             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               5,377,790

--------------------------------------------------------------------------------
10.            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                         [ ]

--------------------------------------------------------------------------------
11.            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               8.92%

--------------------------------------------------------------------------------
12.            TYPE OF REPORTING PERSON
               IN

--------------------------------------------------------------------------------


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CUSIP No. 251591103                 13G                            Page 3 of 7

--------------------------------------------------------------------------------
1.             NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Iris S. Wolstein

--------------------------------------------------------------------------------
2.             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [X]
                                                                       (b)

--------------------------------------------------------------------------------
3.             SEC USE ONLY


--------------------------------------------------------------------------------
4.             CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
--------------------------------------------------------------------------------
                    5.           SOLE VOTING POWER
                                 -0-

                    ------------------------------------------------------------
Number of shares    6.           SHARED VOTING POWER
  beneficially                   5,377,790
 owned by each
reporting person    ------------------------------------------------------------
      with          7.           SOLE DISPOSITIVE POWER
                                 -0-

                    ------------------------------------------------------------
                    8.           SHARED DISPOSITIVE POWER
                                 5,377,790

--------------------------------------------------------------------------------
9.             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               5,377,790

--------------------------------------------------------------------------------
10.            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                            [ ]

--------------------------------------------------------------------------------
11.            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               8.92%

--------------------------------------------------------------------------------
12.            TYPE OF REPORTING PERSON
               IN

--------------------------------------------------------------------------------


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CUSIP No. 251591103                 13G                            Page 4 of 7


ITEM 1(a).  NAME OF ISSUER:

         Developers Diversified Realty Corporation, an Ohio corporation

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         Developers Diversified Realty Corporation
         3300 Enterprise Parkway
         Beachwood, Ohio  44122

ITEM 2(a).  NAME OF PERSON FILING:

         Bert L. Wolstein and Iris S. Wolstein

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         34555 Chagrin Boulevard
         Moreland Hills, Ohio 44022

ITEM 2(c).  CITIZENSHIP:

         United States

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

         Common Shares

ITEM 2(e).  CUSIP NUMBER:

         251591103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)      ___      Broker or dealer registered under Section 15 of the Exchange
                  Act;

(b)      ___      Bank as defined in Section 3(a)(6) of the Exchange Act;

(c)      ___      Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act;

(d)      ___      Investment company registered under Section 8 of the
                  Investment Company Act;

(e)      ___      An investment adviser in accordance with Rule
                  13d-1(b)1(ii)(E);



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CUSIP No. 251591103                 13G                            Page 5 of 7

(f)     ___      An employee benefit plan or endowment fund in accordance with
                 Rule 13d-1(b)(1)(ii)(F);

(g)     ___      A parent holding company or control person in accordance with
                 Rule 13d-1(b)(1)(ii)(G);

(h)     ___      A savings association as defined in Section 3(b) of the
                 Federal Deposit Insurance Act;

(i)     ___      A church plan that is excluded from the definition of an
                 investment company under Section 3(c)(14) of the Investment
                 Company Act;

(j)     ___      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

        If this statement is filed pursuant to Rule 13d-1(c), check this box [X]

ITEM 4. OWNERSHIP.

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)     Amount beneficially owned:

        5,377,790*

        * Consisting of 4,330,214 shares held by Bert L. Wolstein, 247,576 shares held by Iris S. Wolstein, and 800,000 shares subject to currently exercisable options held by Bert L. Wolstein.

(b)     Percent of class:

        8.92%

(c)     Number of shares as to which such person has:

        (i)    Sole power to vote or to direct the vote
               -0-

        (ii)   Shared power to vote or to direct the vote
               5,377,790

        (iii) Sole power to dispose or to direct the disposition of -0-

        (iv)   Shared power to dispose or to direct the disposition of
               5,377,790



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CUSIP No. 251591103                 13G                            Page 6 of 7

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following . [ ]

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Bert L. Wolstein and Iris S. Wolstein are filing jointly.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATIONS.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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CUSIP No. 251591103                 13G                            Page 7 of 7


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, the undersigned hereby certify that the information set forth in this statement is true, complete and correct. The undersigned hereby agree that this statement is filed on behalf of each of the undersigned.



Dated as of: February 11, 2000            /s/  Bert L. Wolstein
                                          -------------------------
                                               Bert L. Wolstein

                                          /s/  Iris S. Wolstein
                                          -------------------------
                                               Iris S. Wolstein